ALEXANDER & BALDWIN, INC.

                 Subsidiaries as of February 16, 2007



                                                     State or Other Jurisdiction
              Name of Subsidiary                        Under Which Organized
              ------------------                     ---------------------------

A&B Development Company (California)                            California
A & B Properties, Inc.                                          Hawaii
ABHI-Crockett, Inc.                                             Hawaii
East Maui Irrigation Company, Limited                           Hawaii
Kahului Trucking & Storage, Inc.                                Hawaii
Kauai Commercial Company, Incorporated                          Hawaii
Kukui'ula Development Company, Inc.                             Hawaii
Matson Navigation Company, Inc.                                 Hawaii
       Subsidiaries:
           Matson Integrated Logistics, Inc.                    Hawaii
           Matson Terminals, Inc.                               Hawaii
           Matson Ventures, Inc.                                Hawaii
McBryde Sugar Company, Limited                                  Hawaii
       Subsidiary:
           Kauai Coffee Company, Inc.                           Hawaii
WDCI, Inc.                                                      Hawaii







NOTE: Forty-one real estate and three transportation wholly-owned subsidiaries, which operate their respective lines of business in the United States and whose immediate parents are named above, have been omitted. In addition, certain other A&B subsidiaries, which considered in the aggregate do not constitute a significant subsidiary, have been omitted.